Exhibit 4.11

AMENDMENT NO. 3 TO INDENTURE

This Amendment No. 3 to Indenture (this “Amendment”) is entered into as of June ___, 2015, by and among GWG Holdings, Inc., a Delaware corporation, as obligor (the “Company”), GWG Life, LLC, a Delaware limited liability company (formerly known as GWG Life Settlements, LLC), as guarantor (the “Guarantor”), and Bank of Utah, a Utah corporation, as trustee (the “Trustee”), for the purpose of amending that certain Indenture by and among the Company, the Guarantor and the Trustee dated as of October 19, 2011, as first amended on December 15, 2011, and as second amended on January 9, 2015 (as amended, the “Indenture”). This Amendment is being entered into solely to address certain typographical errors contained within Amendment No. 2 to Indenture dated effective as of January 9, 2015, and to reflect certain amendments to the “Intercreditor Agreement” and “Pledge and Security Agreement.”

Now, Therefore, the Indenture is hereby amended as follows:

1.          The following defined terms are amended to read, in their entireties, as follows:

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of October 19, 2011, by and among the Trustee, Lord Securities Corporation (as trustee under that certain Third Amended and Restated Note Issuance Agreement dated as of November 1, 2011, by and among the Guarantor, Lord Securities Corporation and the GWG LifeNotes Trust, with respect to the Guarantor Secured Notes and the L Bonds), and Bank of Utah (as trustee under that certain Indenture dated as of October 19, 2011, as first amended on December 15, 2011, and as second amended on January 9, 2015), as such agreement may be amended, modified or supplemented from time to time in accordance with its terms and with this Indenture (specifically including but not limited to (i) as first amended on January 9, 2015,(ii) as second amended on June ___, 2015, and (iii) as the same may be amended, modified or supplemented from time to time in the future in accordance with its terms and with this Indenture), which agreement comprises one of the Collateral Documents. The form of Intercreditor Agreement (including the above-referenced amendments) is attached hereto as Exhibit E, and any future amendments, modifications or supplements thereto will be added as exhibits successively numbered in cardinal fashion.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of October 19, 2011, by and among the Company, the Guarantor, the Company Majority Stockholders, affiliates of the Company Majority Stockholders through which such Company Majority Stockholders beneficially own shares of common stock of the Company, and the Trustee (in its capacity as trustee under this Indenture), specifically including but not limited to (i) as first amended on December 11, 2011, (ii) as second amended on January 9, 2015, (iii) as third amended on June ___, 2015, and (iv) as the same may be amended, modified or supplemented from time to time in the future in accordance with its terms and with this Indenture, which agreement comprises one of the Collateral Documents. The form of Pledge and Security Agreement (including the above-referenced amendments) is attached hereto as Exhibit D. Any amendments, modifications or supplements to such agreement thereto will be added as exhibits successively numbered in cardinal fashion.

“SPV Collateral” means all assets and property in which either any SPV Entity or Master Trust has acquired, or purports to have acquired, an interest (including without limitation all assets and property which the Company or the Guarantor has transferred, or purports to have transferred, to any such Person) pursuant to either (i) the “Transaction Documents,” as defined in that certain Third Amended and Restated Note Issuance and Security Agreement dated as of November 1, 2011, by and among the Guarantor, the holders of Guarantor Secured Notes, Lord Securities Corporation (as trustee), and GWG LifeNotes Trust, as the same may be amended from time to time, or (ii) any documentation relating to any Senior Debt and intended by the parties thereto to have the same primary purpose as the Transaction Documents.”

2.          Other than as set forth herein, the Indenture shall remain unaffected by this Amendment.

In Witness Whereof, the undersigned have executed this Amendment No. 3 to Indenture.

GWG HOLDINGS, INC.
(as obligor)

By:
Jon R. Sabes
Chief Executive Officer

GWG LIFE, LLC
(as Guarantor)

By:
Jon R. Sabes
Chief Executive Officer

BANK OF UTAH
(not in its individual capacity, but as Trustee)

By:
Name:
Title:

Signature Page to Amendment No. 3 to Indenture